UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  November 28, 2007

VUBOTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	000-28883	58-2212465
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

235 Peachtree Street, NE, Suite 1725, Atlanta, Georgia 30303

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:    404-474-2576

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2007, VuBotics, Inc. (the “Company”) announced changes related to an expansion of its management team and the Board of Directors (the “Board”). With respect to the management team, Philip Lundquist, the Company’s Chairman, Chief Executive Officer and Chief Financial Officer, will continue as Chairman but will relinquish his roles as Chief Executive Officer and Chief Financial Officer effective November 28, 2007. The Board has appointed Marc Owensby to serve as Interim Chief Executive Officer and Thomas C. Ridenour to serve as Secretary and Interim Chief Financial Officer effective November 28, 2007. With respect to the Board, Richard Barfield has been appointed a director of the Company effective December 3, 2007.

Interim Chief Executive Officer

On November 22, 2007, the Board appointed Marc Owensby, age 46, a director of the Company, to succeed Mr. Lundquist as Interim Chief Executive Officer effective November 28, 2007. Mr. Owensby has served as the chief development officer of PT Code Jawa, a mobile software development firm based in Indonesia since 2002. Prior to co-founding PT Code Jawa, Mr. Owensby was the chief executive officer of Spotcast Communications, Inc. from 1998 through 2002. Mr. Owensby holds a dual degree in economics and history from the University of Wisconsin-Madison and a doctorate in law degree from the University of Wisconsin Law School.

There are no arrangements or understandings between Mr. Owensby and any other persons with respect to his appointment as Interim Chief Executive Officer. There have been no transactions, nor are there currently proposed transactions, to which the Company was or is to be a party in which Mr. Owensby, or any member of his immediate family had, or will have, a direct or indirect material interest. There are no familial relationships between Mr. Owensby and the other officers and directors of the Company. The Board has not yet determined Mr. Owensby’s compensation for serving as interim Chief Executive Officer.

Secretary and Interim Chief Financial Officer

On November 22, 2007, the Board appointed Thomas C. Ridenour, age 46, to succeed Mr. Lundquist as Interim Chief Financial Officer effective November 28, 2007. In addition, the Board appointed Mr. Ridenour to serve as Secretary of the Company. Mr. Ridenour has served as a consultant to the Company since May 2005. Mr. Ridenour has been the principal of Ridenour & Associates, LLC since June 2002. Prior to 2002, Mr. Ridenour was the senior vice president and chief financial officer of Healthwatch, Inc., a software developer for the healthcare industry. Mr. Ridenour holds a Bachelor of Science degree in accounting from the University of South Carolina and is a Certified Public Accountant and member of the AICPA and the Georgia Society of CPAs.

There are no arrangements or understandings between Mr. Ridenour and any other persons with respect to his appointment as Interim Chief Financial Officer. There have been no transactions,

nor are there currently proposed transactions, to which the Company was or is to be a party in which Mr. Ridenour, or any member of his immediate family had, or will have, a direct or indirect material interest. There are no familial relationships between Mr. Ridenour and the other officers and directors of the Company. The Board has not yet determined Mr. Ridenour’s compensation for serving as interim Chief Financial Officer and Secretary.

Director

On November 22, 2007, the Board appointed Richard Barfield as a new director of the Company effective December 3, 2007. This appointment increases the number of members of the Board from four to five. Mr. Barfield will serve for a term expiring at the Company’s 2008 Annual Meeting of Shareholders. Mr. Barfield, age 51, served as chief executive officer of Spring Group plc, an information technology staffing company, from March 2002 through September 2006. From June 2000 through February 2002, Mr. Barfield served as group finance director of Spring Group plc. Prior to joining Spring Group plc, Mr. Barfield was the finance director for several companies including BellSouth Corporation, Northgate Information Solutions plc, and Smith Kline Beckman. Mr. Barfield holds a Bachelor of Arts degree from King’s College in London and is a Fellow of the Royal Society of Arts (FRSA), a Fellow of the Institute of Chartered Accountants (FCA), and a Chartered Accountant (ACA). Mr. Barfield serves as Chairman of ARC International plc and Executive Chairman of Square One Resources Limited.

There are no arrangements or understandings between Mr. Barfield and any other persons with respect to his appointment as a director of the Company. There have been no transactions, nor are there currently proposed transactions, to which the Company was or is to be a party in which Mr. Barfield, or any member of his immediate family had, or will have, a direct or indirect material interest. There are no familial relationships between Mr. Barfield and the other officers and directors of the Company. The Board of Directors has not yet determined whether Mr. Barfield or any other director of the Company will receive compensation for serving as a director.

The Company’s press release announcing the expansion of the Company’s management team and Board is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 28, 2007 of VuBotics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VuBotics, Inc.

By:	/s/ Marc Owensby

	Name:	Marc Owensby

	Title:	Chief Executive Officer,

	Date:	November 28, 2007